Exhibit 99.1
[ONEOK Logo]	News
November 17, 2005	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Whalen 918-588-7572

ONEOK Announces Stock Repurchase Program

TULSA, Okla. -- Nov. 17, 2005 -- The board of directors of ONEOK, Inc. (NYSE: OKE) today extended the company's share repurchase program and authorized the company to purchase an additional 7.5 million shares of its currently issued and outstanding common stock.

"Our solid performance and strong cash flow give us the financial flexibility to extend this share repurchase program to further improve shareholder value," said David Kyle, ONEOK chairman, president and chief executive officer.

Under this program, the shares will be repurchased from time to time in open market transactions or through privately negotiated transactions at the company's discretion, subject to market conditions and other factors. Purchases may be increased, decreased or discontinued at any time without prior notice. Shares of stock repurchased under the plan will be held as treasury shares. The program will terminate after two years, unless extended by the board of directors.

On Jan. 20, 2005, the board authorized the company to repurchase 7.5 million shares under the current program.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas.  We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation's premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships.  ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management's plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.